Exhibit 5.14

First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form F-10 (File No. 333-227855) of First Majestic Silver Corp. (the “Registration Statement”), I hereby consent to the (i) use in the Registration Statement of my name in connection with reference to my involvement in the preparation of certain technical information found in the reports entitled “Technical Report for the La Guitarra Silver Mine, Temascaltepec, Mexico” dated March 15, 2015, “Technical Report for the La Encantada Silver Mine, Ocampo, Coahuila, Mexico” dated December 31, 2015, “Technical Report for the Del Toro Silver Mine, Chalchihuites, and Zacatecas, Mexico” dated December 31, 2016, “San Martín de Bolaños Jalisco, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Update” dated December 31, 2016, “La Parrilla Silver Mine, San José de La Parrilla, Durango Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Update” dated December 31, 2016 and “Update to Santa Elena Pre-Feasibility Study Sonora, Mexico” dated October 1, 2015 (the “Reports”), (ii) inclusion and incorporation by reference of information derived from such Reports in the Registration Statement, and (iii) references to my name under the heading “Interests of Experts” in the prospectus contained in the Registration Statement, including, without limitation, with respect to my approval of the scientific and technical disclosure contained in or incorporated by reference into the Registration Statement.

Sincerely,

/s/ Ramon Mendoza Reyes, P. Eng.
Ramon Mendoza Reyes, P. Eng.

City of Vancouver, B.C.

Dated the 5th day of November, 2018